SECURED PROMISSORY NOTE

$500,000	September 19, 2006

This Promissory Note (the "Note") is being executed by SCIENCE DYNAMICS CORPORATION, a Delaware corporation ("Purchaser") in favor of and being delivered to Michael Ricciardi as a representative of all of the Owners ("Owner Representative") in connection with that certain Stock Purchase Agreement, dated as September 19, 2006, by and between Buyer, Ricciardi Technologies, Inc. ("Company") and the Owners set forth on Schedule O thereto (the "Purchase Agreement"), and is intended to embody that portion of the Purchase Price (as defined in the Purchase Agreement) which is payable to the Owners pursuant to Section 3.1(a)(iii) of the Purchase Agreement.

FOR VALUE RECEIVED, the undersigned SCIENCE DYNAMICS CORPORATION, a Delaware corporation (hereinafter referred to as “Maker”), does hereby unconditionally promise to pay to the order of the individuals listed on Schedule 1 hereto (hereinafter collectively referred to as the “holder”) c/o the Owner Representative, at 5704 Old Clifton Road, Clifton, Virginia 20124-1023, or at such other place or places as the holder hereof may from time to time designate in writing, the principal sum of FIVE HUNDRED THOUSAND DOLLARS ($500,000.00) together with all accrued interest thereon at the rate or rates hereinafter provided until paid, as hereinafter provided:

1. Interest, principal and all other sums payable hereunder shall be payable, without any offset, reduction or recoupment whatsoever, in lawful money of the United States of America and in immediately available funds which shall be legal tender in payment of all debts and dues, public and private, at the time of payment, and shall be due and payable as follows:

(a) Interest (i) shall accrue from and after the date of this Note at the rate of ten percent (10%) per annum on the outstanding principal balance and (ii) shall be due and payable by the 1st of each month this Note is outstanding; and

(b) If not sooner paid, the entire balance of principal remaining unpaid, plus all accrued interest thereon, fees and costs, if any shall be due and payable in full on the date that is earlier to occur: (i)  twelve (12) months from the date hereof and (ii) the consummation of a transfer of all or substantially all of the assets or equity securities of Maker to a third party (the “Maturity Date”).

(c) Upon the occurrence of an Event of Default (as hereinafter defined) under this Note, and until payment in full of the amount due hereunder, the rate of interest accruing on the unpaid principal balance shall be at the rate of 15% per annum compounded monthly from and after the date of the Event of Default, irrespective of the acceleration of the unpaid principal balance, accrued interest and other charges as a result of the occurrence of such Event of Default. This Section 1(c) shall not be construed as an agreement or privilege to extend the date upon which payment in full is due hereunder, nor a waiver of any other right or remedy available to holder hereunder.

(d) All payments shall be applied first on account of late charges (if any), next to interest accrued, and the balance to the reduction of principal.

(e) For the purposes of computing interest on the debt evidenced hereby, interest shall be calculated on the basis of a year consisting of three hundred sixty (360) days, and shall be charged on the basis of the actual number of calendar days that the principal amount remains unpaid to the holder hereof.

2. Event of Default; Remedies.

(a) Each of the following shall constitute an “Event of Default” hereunder:

(i) Maker’s failure to make any required payment of principal and/or interest under this Note, on or before the date on which such payment is due and such failure shall continue for five (5) business days of when the same shall become due and payable; or

(ii) Maker’s failure to perform any other agreement or other obligation required under this Note or the Pledge Agreement (as defined in Section 10 below), and the continuation of such failure for a period of five (5) business days after holder gives Maker written notice of such failure to perform; or

(iii) (A) Maker shall commence any case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (2) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of Maker’s assets, or Maker shall make a general assignment for the benefit of its creditors; or (B) there shall be commenced against Maker any case, proceeding or other action of a nature referred to in clause (A) above which (1) results in entry of an order for relief or any such adjudication or appointment or (2) remains undismissed, undischarged or unbonded for a period of thirty (30) days; or (C) there shall be commenced against Maker any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of Maker’s assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof, or (D) Maker shall take any action in furtherance of, or indicating its consent or approval of, or acquiescence in, any of the acts set forth in clause (A), (B), or (C) above; or (D) Maker shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due.

(b) Upon the occurrence of an Event of Default, unless such Event of Default shall have been expressly waived by holder in writing, the entire unpaid principal balance, together with all accrued interest thereon, and all fees, charges, costs and expenses, if any, owed by Maker to holder, shall become immediately due and payable in full.

(c) In addition to the acceleration of the indebtedness due under this Note as described in Section 2(b), upon the occurrence of an Event of Default, holder may avail itself of any legal or equitable rights which holder may have at law or in equity or under this Note or the Pledge Agreement. The remedies of holder as provided herein shall be distinct and cumulative, and may be pursued singly, successively or together, at the sole discretion of holder, and may be exercised as often as occasion therefor shall arise. Failure to exercise any of the foregoing options upon the occurrence of an Event of Default shall not constitute a waiver of the right to exercise the same or any other option at any subsequent time in respect to the same or any other further exercise of the same or any other right or remedy. Holder shall have no duty to exercise any or all of the rights and remedies herein provided or contemplated. The acceptance by holder of any payment hereunder that is less than payment in full of all amounts due and payable at the time of such payment shall not constitute a waiver of the right to exercise any of the foregoing rights or remedies at that time, or nullify any prior exercise of any such rights or remedies without the express written consent of holder. Provided such transfer is legally permissible (including without limitation under applicable bankruptcy law) or is not otherwise prevented by applicable law or legal order, upon the occurrence of an Event of Default, holder also has the right to transfer the shares of Company's common stock held under the Pledge Agreement to the names of Owners, and to require the Maker to pay all costs and expenses incurred by holder in enforcing its rights under this Note and the Pledge Agreement.

(d) Upon the occurrence of an Event of Default, if this Note is referred to an attorney or collection agency for collection, whether or not suit has been filed or any other action is instituted or taken to enforce or collect under this Note, Maker shall pay all of holder’s costs, fees (including reasonable attorneys’ and paralegals’ fees) and expenses in connection with such referral and collection actions.

3. This Note may be prepaid in whole or in part at any time.

4. The undersigned Maker and endorsers hereof and other parties at any time liable hereunder hereby waive presentment, protest and presentation for payment, and demand, notice of protest, notice of demand and of dishonor and non-payment of this Note, and any other notices of whatever kind or nature and expressly agree that this Note, or any payment hereunder, may be extended from time to time without in any way affecting the liability of the undersigned Maker or any such other party.

5. All notices hereunder shall be given in writing, and shall be deemed given three (3) business days following the date when mailed by first class certified or registered mail, return receipt requested, with proper postage prepaid, addressed to Maker at 7150 N. Park Drive, Suite 500, Pennsauken, New Jersey 08109 and addressed if to the holder hereof to the address set forth on Schedule 1 hereto or in either case to such other address as either party may from time to time designate to the other by like written notice given at least ten (10) days prior to the date such change becomes effective.

6. In case any provision (or any part of any provision) contained in this Note shall for any reason be finally held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision (or remaining part of the affected provision) of this Note; but this Note shall be construed as if such invalid, illegal or unenforceable provision (or part thereof) had never been contained herein, but only to the extent it is invalid, illegal or unenforceable.

7. This Note shall apply to and bind the Maker and each of its successors and assigns. Maker may not assign its obligations under this Note without the holder's prior written consent, and any such assignment shall not relieve Maker of its obligations hereunder.

8. The validity and construction of this Note and all matters pertaining thereto are to be determined and construed according to the laws of the State of New Jersey.

9. It is expressly agreed that time is of the essence in the performance of Maker's obligations set forth in this Note.

10. This Note is secured by a pledge of common stock of the Company, pursuant to that certain Pledge Agreement between the Owners and the Maker dated as of even date herewith (the “Pledge Agreement”)

WITNESS the execution hereof by the Maker on the date first hereinabove written.

MAKER:

SCIENCE DYNAMICS CORPORATION

By:	/s/ Paul Burges
Name:	Paul Burgess
Title:	CEO

SCHEDULE 1

Holders

Name and Address of Owner

Thomas Aylesworth
12112 Elm Forest Way Apt. E Fairfax, VA 22030

Barry Bendel
43952 Bruceton Mills Circle Ashburn, VA 20147

Darrell Berger
401 Holmes Drive, NW Vienna,
VA 22180-4163

Laurence Blue
15308 Kwanzan Court,
Rockville, MD

Brian Burke
13756 Autumn Vale Ct.
Chantilly, VA 20151-3543

Frank Debritz
9450 Kendall Knolls Lane Nokesville, VA 20181

Jeanmarie Devolite-Davis

2213 Aryness Dr. Vienna, VA 22181

David Godso
775 Bonair Place La Jolla, CA 92037

Donald Hargett
1916 Sunrise Drive Potomac, MD 20854

Thomas Hewitt
1800 Alexander Bell Drive
Reston, VA 20191

Markus Litscher
5623 Tournament Drive
Haymarket, VA 20169

Joshua Presnell
8951 Fox Hollow Court
Dayton, OH 45458

Domenico Ricciardi
5704 Old Clifton Road
Clifton, VA 20124-1023

Lino Ricciardi
5704 Old Clifton Road
Clifton, VA 20124-1023

Marie Ricciardi
5704 Old Clifton Road
Clifton, VA 20124-1023

Michael Ricciardi
5704 Old Clifton Road
Clifton, VA 20124-1023

Michele Ricciardi
5704 Old Clifton Road
Clifton, VA 20124-1023

Donald Upson
11309 Markham Ct
Richmond, VA 23233

Daniel Young
9473 Turnberry Dr. Potomac, MD 20854